Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Sixth Consecutive Quarter of Operating Improvement with Second Quarter Fiscal 2014 Results

  First six months pre-tax income of $1.3 million, a $7.3 million improvement from a pre-tax loss of $6.0 million in the first six months of fiscal 2013
  Company ends the second quarter with $41.8 million in cash and no debt

ST. LOUIS--(BUSINESS WIRE)--July 24, 2014--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2014 second quarter and twenty-six weeks ended June 28, 2014.

Second Quarter 2014 Highlights (13 weeks ended June 28, 2014):

  Consolidated net retail sales were $75.4 million while operating 10 fewer stores at quarter’s end compared to $80.4 million in the fiscal 2013 second quarter, a decrease of 7.7%, excluding the impact of foreign exchange;
  Consolidated comparable store sales decreased 4.9% and included a 4.0% decrease in North America and an 8.1% decrease in Europe;
  Retail gross margin expanded 220 basis points to 39.0% from 36.8% in the 2013 second quarter;
  Pre-tax loss was $4.0 million, an improvement from a pre-tax loss of $6.1 million in the 2013 second quarter;
  Net loss was $4.3 million, or $0.25 per share, an improvement from a net loss of $6.2 million, or $0.38 per share in the fiscal 2013 second quarter; and
  Adjusted net loss was $4.3 million, or $0.25 per share, an improvement from an adjusted net loss of $5.4 million, or $0.33 per share, in the 2013 second quarter. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).)

Sharon John, Build-A-Bear Workshop’s Chief Executive Officer commented, “I am pleased that our disciplined approach to the execution of our strategies produced our sixth consecutive quarter of improved operating performance. The second quarter is historically our smallest in terms of revenue, and therefore, it was critical to stay focused on our goal to improve profitability. For the first six months, we have delivered pre-tax income of $1.3 million marking the first time since 2008 that our Company has been profitable at the halfway point of the year.”

Ms. John continued, “While early, we have a positive sales trend in the third quarter and we are well-positioned for the back half of the year with a powerful lineup of hot licenses, proprietary concepts and holiday offerings. I am confident that the disciplined execution of our stated strategies will continue to drive sustainable profitability.”

Additional Second Quarter Highlights (13 weeks ended June 28, 2014):

  Total revenues were $76.2 million while operating 10 fewer stores at quarter’s end compared to $81.9 million in the 2013 second quarter, a decrease of 8.1%, excluding the impact of foreign exchange;
  Selling, general and administrative expense (“SG&A”) was $34.0 million, or 44.6% of total revenues. This compares to $36.9 million, or 45.1% of total revenues, including $0.9 million in management transition and store closing expenses in the fiscal 2013 second quarter. Excluding these costs, SG&A was 44.0% of total revenues in the 2013 second quarter.

First Six Months 2014 Highlights (26 weeks ended June 28, 2014):

  Total revenues were $174.2 million compared to $186.2 million in the first six months of 2013, a decrease of 8.6%, excluding the impact of foreign exchange;
  Consolidated net retail sales were $172.2 million, compared to $183.3 million in the first six months of fiscal 2013, a decrease of 7.4%, excluding the impact of foreign exchange;
  Consolidated comparable store sales decreased 3.4% and included a 2.8% decrease in North America and a 5.5% decrease in Europe;
  Retail gross margin expanded 220 basis points to 41.6% from 39.4% in the first six months of 2013;
  SG&A was $71.8 million, or 41.2% of total revenues, including $0.4 million in management transition and store closing expenses. This compares to $80.6 million, or 43.3% of total revenues, including $3.2 million in management transition and store closing expenses in the first half of fiscal 2013. Excluding these costs in both periods, SG&A was 41.0% of total revenues in the first six months of 2014, an improvement of 60 basis points from the prior year;
  Pre-tax income was $1.3 million, an improvement from a pre-tax loss of $6.0 million in the first six months of 2013;
  Net income was $0.7 million or $0.04 per diluted share, an improvement from a net loss of $6.2 million, or $0.38 per share in the first six months of fiscal 2013; and
  Adjusted net income was $1.1 million or $0.06 per diluted share, an improvement from an adjusted net loss of $3.1 million, or $0.19 per share in the first six months of fiscal 2013. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).)

Store Activity

During the quarter, the Company closed four stores and opened one to end the period with 313 company-owned stores, including 254 in North America and 59 in Europe. (See Company-Owned Store Activity Schedule.) The Company’s international franchisees ended the 2014 second quarter with 75 stores in 15 countries.

Balance Sheet

The Company ended the 2014 second quarter with cash and cash equivalents totaling $41.8 million and no borrowings under its revolving credit facility. Total inventory at quarter end was $43.5 million. Inventory per square foot decreased 6.7% as compared to the end of the second quarter of the prior year.

In 2014, the Company continues to expect capital expenditures to be between $12 million and $15 million and depreciation and amortization is expected to be approximately $18 million.

2014 Key Strategic Objectives:

The Company reported progress on its stated strategies:

  Optimize real estate to improve store productivity. Year-to-date in fiscal 2014, the Company has closed 11 stores transferring 16% of sales to remaining stores, consistent with past closures. The Company continues to expect to close approximately 15 stores in the fiscal year, primarily in North America. The Company will selectively upgrade stores in conjunction with lease renewals while reducing the cost of capital that is needed for the improvements. In addition, the Company expects to open six to eight pop-up stores ahead of the holiday season.
  Refine the consumer value equation by continuing to reposition its marketing programs. In the quarter, the Company expanded its integrated brand building marketing initiatives as it broadened its annual Huggable Heroes program which recognizes charitably-minded kids by partnering with the USO and their “Every Moment Counts” campaign. The elevated marketing resulted in strong consumer demand for its superhero merchandise collection and delivered over 80 million media impressions.
  Rationalize expense structure to leverage its SG&A expenses and enhance product margins with end-to-end improvements in its supply chain and ongoing value engineering of product designs. For the first half, retail gross margin increased to 41.6%, a 220 basis point improvement from the prior year and adjusted SG&A as a percent of total revenues was 41.0%, a 60 basis point improvement from the prior year.
  Build on core competencies and leverage brand equity into new revenue streams. The Company expects to make continual improvements to its high touch retail service model and customizable product offerings. It expects to lay the ground work to further leverage the strength of the Build-A-Bear brand as it begins to develop new product categories to generate incremental profit and revenue streams.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately 12 p.m. ET on July 24, 2014, until 12 a.m. ET on August 7, 2014. The telephone replay is available by calling (858) 384-5517. The access code is 13586042.

About Build-A-Bear Workshop, Inc.:

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For® list for the sixth year in a row in 2014. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $379.1 million in fiscal 2013. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its award-winning Web site at buildabear.com®.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 28, 2013, as filed with the SEC, and the following:

•	general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for its products, which represent relatively discretionary spending;
•	customer traffic may decrease in the shopping malls where the Company’s stores are located, and which it depends on to attract guests to its stores;
•	the Company may be unable to generate interest in and demand for its interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
•	the marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
•	the Company may be unable to generate comparable store sales growth;
•	the Company is subject to a number of risks related to disruptions, failures or security breaches of its information technology infrastructure and may we improperly obtain, or fail to protect, its data or violate privacy or security laws or expectations;
•	the Company may be unable to effectively operate or manage the overall portfolio of its company-owned stores;
•	the Company may be unable to renew or replace its store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of its current leases;
•	the Company may not be able to operate its company-owned stores in the United Kingdom and Ireland profitably;
•	the availability and costs of its products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
•	its products could become subject to recalls or product liability claims that could adversely impact its financial performance and harm its reputation among consumers;
•	the Company may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of its management team;
•	the Company is susceptible to disruption in its inventory flow due to its reliance on a few vendors;
•	the Company may be unable to effectively manage its international franchises or laws relating to those franchises may change;
•	the Company may fail to renew, register or otherwise protect its trademarks or other intellectual property or may be sued by third parties for infringement or, misappropriation of their proprietary rights;
•	the Company is subject to risks associated with technology and digital operations;
•	the Company may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of its merchandise;
•	the Company may be unable to operate its company-owned distribution center efficiently or its third-party distribution center providers may perform poorly;
•	high petroleum products prices could increase the Company’s inventory transportation costs and adversely affect its profitability;
•	the Company’s market share could be adversely affected by a significant, or increased, number of competitors;
•	the Company may suffer negative publicity or negative sales if the non-proprietary toy products it sells in its stores do not meet its quality or sales expectations;
•	poor global economic conditions could have a material adverse effect on the Company’s liquidity and capital resources;
•	fluctuations in the Company’s quarterly results of operations could cause the price of its common stock to substantially decline; and
•	the Company may be unable to repurchase shares of its common stock at the times or in the amounts it currently anticipates or the results of the share repurchase program may not be as beneficial as it currently anticipates.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	June 28,	% of Total	June 29,	% of Total
	2014	Revenues (1)	2013	Revenues (1)
Revenues:
Net retail sales	$75,351	98.8	$80,395	98.2
Franchise fees	487	0.6	757	0.9
Commercial revenue	410	0.5	750	0.9
Total revenues	76,248	100.0	81,902	100.0
Costs and expenses:
Cost of merchandise sold	46,099	60.8	51,169	63.1
Selling, general and administrative	34,044	44.6	36,901	45.1
Interest expense (income), net	64	0.1	(55)	(0.1)
Total costs and expenses	80,207	105.2	88,015	107.5
Loss before income taxes	(3,959)	(5.2)	(6,113)	(7.5)
Income tax expense	343	0.4	105	0.1
Net loss	$(4,302)	(5.6)	$(6,218)	(7.6)

Loss per common share:
Basic	$(0.25)		$(0.38)
Diluted	$(0.25)		$(0.38)
Shares used in computing common per share amounts:
Basic	17,024,598		16,460,474
Diluted	17,024,598		16,460,474
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	June 28,	% of Total	June 29,	% of Total
	2014	Revenues (1)	2013	Revenues (1)
Revenues:
Net retail sales	$172,191	98.9	$183,326	98.5
Franchise fees	1,156	0.7	1,618	0.9
Commercial revenue	842	0.5	1,223	0.7
Total revenues	174,189	100.0	186,167	100.0
Costs and expenses:
Cost of merchandise sold	100,997	58.4	111,640	60.5
Selling, general and administrative	71,844	41.2	80,636	43.3
Interest expense (income), net	2	0.0	(106)	(0.1)
Total costs and expenses	172,843	99.2	192,170	103.2
Income (loss) before income taxes	1,346	0.8	(6,003)	(3.2)
Income tax expense	624	0.4	202	0.1
Net income (loss)	$722	0.4	$(6,205)	(3.3)

Earnings (loss) per common share:
Basic	$0.04		$(0.38)
Diluted	$0.04		$(0.38)
Shares used in computing common per share amounts:
Basic	16,863,160		16,345,882
Diluted	17,097,263		16,345,882
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	June 28,	December 28,	June 29,
	2014	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$41,762	$44,665	$28,061
Inventories	43,463	50,248	48,134
Receivables	9,307	14,542	6,866
Prepaid expenses and other current assets	11,469	11,547	13,115
Deferred tax assets	118	81	382
Total current assets	106,119	121,083	96,558

Property and equipment, net	63,185	70,163	68,273
Other intangible assets, net	397	518	611
Other assets, net	3,630	3,847	3,227
Total Assets	$173,331	$195,611	$168,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,447	$34,977	$33,897
Accrued expenses	11,961	16,380	8,547
Gift cards and customer deposits	27,547	33,786	24,744
Deferred revenue	4,243	4,687	4,892
Deferred tax liability	856	900	-
Total current liabilities	70,054	90,730	72,080

Deferred franchise revenue	1,064	905	1,057
Deferred rent	14,073	19,357	18,099
Other liabilities	602	229	652

Stockholders' equity:
Common stock, par value $0.01 per share	176	174	173
Additional paid-in capital	70,730	69,094	67,225
Accumulated other comprehensive loss	(6,515)	(7,303)	(8,949)
Retained earnings	23,147	22,425	18,332
Total stockholders' equity	87,538	84,390	76,781
Total Liabilities and Stockholders' Equity	$173,331	$195,611	$168,669

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Other financial data:
Retail gross margin ($) (1)	$29,413	$29,563	$71,553	$72,252
Retail gross margin (%) (1)	39.0%	36.8%	41.6%	39.4%
E-commerce sales	$2,233	$2,289	$5,304	$5,628
Capital expenditures, net (2)	$2,066	$5,209	$3,171	$9,016
Depreciation and amortization	$4,469	$4,761	$8,977	$9,677

Store data (3):
Number of company-owned stores at end of period
North America - Traditional			244	257
North America - Non-traditional			10	6
Total North America			254	263
Europe - Traditional			57	58
Europe - Non-traditional			2	2
Total Europe			59	60
Total stores			313	323

Number of franchised stores at end of period			75	90

Company-owned store square footage at end of period
North America - Traditional			689,026	728,639
North America - Non-traditional			19,519	9,759
Total North America			708,545	738,398
Europe - Traditional (4)			82,863	84,405
Europe - Non-traditional (4)			1,926	1,926
Total Europe			84,789	86,331
Total square footage			793,334	824,729

Comparable store sales change (5)
North America	(4.0)%	8.6%	(2.8)%	9.7%
Europe	(8.1)%	1.7%	(5.5)%	5.9%
Consolidated	(4.9)%	7.3%	(3.4)%	9.0%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Net income (loss)	$(4,302)	$(6,218)	$722	$(6,205)

Management transition costs(1)	213	506	454	2,251
Store closing costs (2)	(240)	340	(65)	904

Adjusted net income (loss)	$(4,329)	$(5,372)	$1,111	$(3,050)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Net income (loss) per share	$(0.25)	$(0.38)	$0.04	$(0.38)

Management transition costs(1)	0.01	0.03	0.02	0.14
Store closing costs (2)	(0.01)	0.02	(0.00)	0.05

Adjusted net income (loss) per share	$(0.25)	$(0.33)	$0.06	$(0.19)
(1)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, relocation, executive search fees, signing bonus and professional fees.
(2)	Represents the net impact related to the closing of stores, including asset impairment and disposal charges and severance costs along with adjustments to lease related liabilities.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	2014
	Twenty-six Weeks				Fifty-three Weeks - Projected
	December 28,			June 28,	December 28,			January 3,
	2013	Opened	Closed	2014	2013	Opened	Closed	2015
North America
Traditional	252	1	(9)	244	252	5	(13)	244
Non-traditional	11	-	(1)	10	11	6	(1)	16
	263	1	(10)	254	263	11	(14)	260

Europe
Traditional	58	-	(1)	57	58	-	(1)	57
Non-traditional	2	-	-	2	2	1	-	3
	60	-	(1)	59	60	1	(1)	60
Total	323	1	(11)	313	323	12	(15)	320

	2013
	Twenty-six Weeks				Fifty-two Weeks
	December 29,			June 29,	December 29,			December 28,
	2012	Opened	Closed	2013	2012	Opened	Closed	2013
North America
Traditional	283	-	(26)	257	283	3	(34)	252
Non-traditional	8	-	(2)	6	8	5	(2)	11
	291	-	(28)	263	291	8	(36)	263

Europe
Traditional	58	-	-	58	58	1	(1)	58
Non-traditional	2	-	-	2	2	-	-	2
	60	-	-	60	60	1	(1)	60
Total	351	-	(28)	323	351	9	(37)	323

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Tanya Coventry-Strader, 314-423-8000 x5293